Exhibit 10.1

Forest Oil Corporation

Annual Incentive Plan

2014

Forest Oil Corporation

2014 Annual Incentive Plan

Summary

Plan Objectives

The Annual Incentive Plan (the “Plan”) has been designed to meet the following objectives:

•                  Provide an annual incentive plan framework that is performance-driven and focused on objectives that are critical to the Company’s success.

•                  Offer competitive cash compensation opportunities to employees.

•                  Reward outstanding achievement.

Basic Plan Concept

The Plan provides annual incentive awards, which will be determined primarily on the basis of the Company’s consolidated results on selected financial and operating performance measures as well as business unit or department performance objectives.  Individual performance will also be considered in determining the actual participant award payout.  The Company shall have the flexibility to adjust individual awards to reflect individual or team performance.

Performance Measures and Weights

Each year the Company will establish the threshold, target and outstanding performance levels on each performance measure and its appropriate weighting, subject to the confirmation of the Compensation Committee of the Board of Directors (the “Committee”).  These performance measures and their weighting will be reviewed (and modified, if appropriate) in light of changing Company priorities and strategic objectives.

The Company has also established performance objectives for each business unit and department for 2014, the achievement of which will be determined by the President and Chief Executive Officer (the “CEO”) at year end, subject to the confirmation of the Committee.

The 2014 performance measures and their relative weightings are described below.

Plan Administration

The Plan will be administered by the Committee and the CEO (for all positions except his own).  Certain elements of the Plan administration will be delegated to the senior Human Resources executive of the Company.  The Executive Vice President and Chief

Financial Officer will verify the performance calculation for the performance and operating measures in consultation with the Treasurer and the Senior Vice President, Corporate Engineering and Technology, who shall be responsible for the estimation of the Company’s oil and gas reserves. The Internal Audit Director will be responsible for auditing the Production, Reserve Additions, Rate of Return on Drilling Capital, Capital Budget Adherence calculations, and any numerical, calculated metrics embedded within the Business Unit/Department Performance Objectives and measurement thereof, including any adjustments approved by the Board during the course of the plan year, and will provide his opinion that such calculations are accurate or his opinion setting forth discrepancies to the Committee and the Audit Committee.

Actual performance goals, standards, award determinations and modifications to the Plan design must be approved by the Committee.

Measure	Weighting
Production	25%
Reserve Additions	12.5%
Capital Budget Adherence	12.5%
Rate of Return on Drilling Capital	25%
Business Unit/Department Performance Objectives	25%
Total Financial and Operating Objectives	100%

Once the total bonus pool has been established following the performance calculations, the CEO shall have the discretion to distribute bonus monies within business units and the corporate group or to move monies from one group to another, and to allocate incentive monies to individuals, based on his assessment (with advice of senior management) as to individual or group performance.

Targets

Targets for the Plan will be set consistent with the following:

•                  Threshold — Minimum level at which payout occurs.

•                  Target — Level at which the participant receives the target award percentage.

•                  Outstanding — Level at which the participant receives 200% of the target award percentage.

Completion percentages between Threshold, Target and Outstanding will be determined, with the exception of those for Business Unit and Department Performance Objectives, by straight-line interpolation.

A Completion Percentage for each business unit and department with regard to its Business Unit/Department Performance Objectives will be assigned at year end by the CEO following a thorough review of its activities and accomplishments.  The assigned Completion Percentage on Business Unit/Department Performance Objectives for each business unit or department will be included in the calculation of the Overall Completion Percentage for that business unit or department in the same manner as is the Completion Percentage on other performance measures.

Targets shall be adjusted for material changes made during the year to the business plan or scope thereof, including the capital expenditure budget.

Maximum Completion

Completion of each financial and operating measure as well as completion for the total Plan will be limited to 200% of target.

Performance Levels

Performance levels will be set for individual measures.  Results below Threshold will equate to a zero completion percentage. Results above Outstanding will equate to a 200% completion percentage.

Completion Calculation

Completion percentages for each individual measure will be equal to the completion percentage of the measure times the weighting for that measure. The overall completion percentage for the Plan for financial and operating measures and business unit and department objectives will be the sum of the weighted completion percentages for each individual measure.

Property Sales

In computing results, non-budgeted property sales are not to be considered.  To avoid non-budgeted property sales from affecting results, they will be incorporated into performance measures as though they had been budgeted.

Participants

The CEO shall determine which employees are to be participants in the Plan.  If a participant’s employment with the Company terminates for any reason prior to payment, no bonus award will be paid.

The target award percentage for the CEO and other officers of the Company are established by the Committee. Any changes to target award percentages for Company officers are subject to the approval of the Committee. The CEO is authorized to establish and adjust at his discretion the target award percentages for non-officer Plan participants. All awards to officers under the Plan are subject to approval of the Committee.

Plan participants who change positions and/or have their individual target incentive levels changed during the Plan year will have their award prorated accordingly.  All awards paid will be rounded to the nearest $100. Incentive compensation awards will be calculated based upon the participant’s base salary in effect at the end of the Plan year or earned salary during the Plan year if the participant was a new hire during the year.

Committee and Board of Directors’ Discretion

The granting of any and all incentive compensation awards is at the full discretion of the Committee and/or the Forest Oil Corporation Board of Directors.

Forest Oil Corporation

2014 Annual Incentive Plan

Operating Measure

Production

Objective

Measure net production growth on an annual basis.  Each business unit will be given an aggregate net production goal, and the Plan participants in each business unit will be judged against whether their business unit achieved its individual goal.  The business unit production goals, when added together, shall reflect Forest’s annual net production growth goal and be consistent with the 2014 Business Plan.  Participants in the corporate departments will be judged against whether the entire Company achieved its annual net production growth goal, measured on a per diluted share basis.

Definition

Net production for each business unit and the Company equals total net production (after royalty and other burdens) equal to that set forth in the 2014 Business Plan. Production growth per diluted share for the entire Company is calculated by dividing the quotient of the Company’s production during 2014 and the average number of diluted shares of the Company’s common stock outstanding on the last day of each month in 2014 by the quotient of the Company’s production during 2013 and the average number of diluted shares of the Company’s common stock outstanding on the last day of each month in 2013.  For purposes of computing equivalent production, the following economic ratios will apply (a) 15:1 for oil/condensate to gas and (b) 7.5:1 for natural gas liquids to gas.

Should a business unit overspend budgeted Capex, the Production target will be proportionately adjusted.

Targets

The threshold, target, and outstanding objectives for the business units and the Company are shown in Attachment 1A.

Forest Oil Corporation

2014 Annual Incentive Plan

Operating Measure

Reserve Additions

Objective

Measure proved reserves growth on an annual basis.  Each business unit will be given an aggregate goal for adding proved reserves during the year, and the Plan participants in each business unit will be judged against whether their business unit achieved its individual goal.  The business unit proved reserve additions goals, when added together, shall reflect Forest’s annual proved reserves growth goal and be consistent with the 2014 Business Plan.  Participants in the corporate departments will be judged against whether the entire Company achieved its annual proved reserves growth goal, measured on a per diluted share basis.

Definition

Reserves growth per diluted share for the Company is calculated by dividing the quotient of the Company’s U.S. proved developed reserves (as defined herein) added during the year and the average number of diluted shares of the Company’s common stock outstanding on the last day of each month in 2014 by the quotient of the Company’s U.S. proved producing reserves (as defined herein) at the end of 2013 and the average number of diluted shares of the Company’s common stock outstanding on the last day of each month in 2013. Proved developed reserves added will be equal to the proved developed extensions/discoveries (PBUD, PSUD, PBBP, and PSBP converted to PDP) plus the proved undeveloped conversions drilled and completed or recompleted (PUD and PDBP converted to PDP) during the year. New proved undeveloped extensions and discoveries are excluded from the calculation. The calculation of reserves only captures wells drilled, completed and put on production during calendar year 2014. For purposes of computing equivalent reserves, the following economic ratios will apply (a) 15:1 for oil/condensate to gas and (b) 7.5:1 for natural gas liquids to gas.

Targets

The threshold, target, and outstanding objectives for the business units and the Company are shown in Attachment 1B.

Forest Oil Corporation

2014 Annual Incentive Plan

Financial Measure

Capital Budget Adherence

Objective

Measure adherence to the Board-approved 2014 Capital Budget.

Definition

The approved 2014 Capital Budget is as follows:

Development Capital:
Drilling and Completions:	$247 Million
Recompletions:	$11 Million

Non-Drilling Capital:
Leasehold, Seismic, Maintenance and P&A:	$20 Million
Capitalized Overhead:	$21 Million
Total Capital Budget:	$299 Million

The actual dollar amount of capital expenditures will be compared to the approved target for capital expenditures to determine the performance on this objective. At year end the actual expenditures will be calculated as a percent of target expenditures which will equal the completion percentage for the Capital Adherence Objective.

Targets

Measured against Approved 2013 Capital Budget:

•                  Target equal to 100% of Business Plan objective

The Committee will consider results against performance on the Production and Reserves targets in determining the final completion percentage on this objective at year end. The Committee has the discretion to award from 0% to 200% achievement on this objective based on its review of the capital program, revisions approved by the Board throughout the year, and operating results.

The target levels of achievement are shown in Attachment 1C.

Forest Oil Corporation

2014 Annual Incentive Plan

Operating Measure

Rate of Return on Drilling Capital

Objective

Measure the annual pre-tax rate-of-return (“ROR”) achieved through the deployment of approved drilling and completion capital.

Definition

Pre-tax rate-of-return on all capital projects during the year related to drilling, completion and recompletion projects, but excluding acquisitions, land lease, seismic, maintenance and P&A, and capitalized G&A, equity compensation, and interest. The effect of the Company’s joint venture with Schlumberger will be included in the calculated results.  Undrilled proved undeveloped reserves added as a result of drilling will not be included in the calculation. Proved undeveloped locations drilled during the year will be captured in the calculation if the wells are completed and put on production. Only wells completed and put on production during calendar year 2014 will be included in the calculation. Actual costs are to be used in the calculation and the future cash flow will be calculated using the capital justification priced deck (that utilized for the Investment Results Report (“IRR”). In evaluating the accomplishment of this objective, the Compensation Committee will take into account all revisions to estimated proved reserves made in 2014.

Targets

The threshold, target, and outstanding objectives for the Company are shown in Attachment 1D.

Forest Oil Corporation

2014 Annual Incentive Plan

Operating Measure

Business Unit and Department Performance Objectives

Objective

Measure the achievement of key objectives that are established for each business unit and department for each year.

Definition

Objectives that are high-impact, tied to the strategic objectives of the Company, and key to the success of each business unit or department will be established by management and approved by the CEO.  Objectives will be established for each corporate staff department that directly support the achievement of business unit and other staff department objectives.  Established objectives are specific to each business unit or department, well-defined and to the extent possible, measurable. Objectives for each business unit and department will be submitted to the Committee for their review.

Targets

Performance Objectives will be established for the Mid-Continent Region and Southern Region business units as well as for each corporate administrative or support department. Awards to business unit and department participants will be based on the achievement of performance objectives established for the business unit or department in which they work.

At year-end 2014 the achievement of performance objectives for each business unit as well as for each corporate administrative or support department will be evaluated and assigned a completion percentage by the CEO over a range of 0 — 200%.  This completion percentage will be multiplied by the 25% relative weighting for Business Unit/Department Performance Objectives and included in the calculation of the overall completion percentage for the business unit or department.

A corporate objective tied to the Company’s ratio of net debt-to-proved developed reserves (on an adjusted equivalents basis, using an oil/condensate-to-gas ratio of 15:1 and an NGLs-to-gas ratio of 7.5:1) will be included for certain positions and departments including that of the CEO and the Executive Vice President & Chief Financial Officer. Selected corporate departments will also have a capital discipline objective.

Attachment 1

2014

Goal Description	Weighting	Target

Production	25%	See Attachment 1A

Reserve Additions	12.5%	See Attachment 1B

Capital Budget Adherence	12.5%	See Attachment 1C

Rate of Return on Drilling Capital	25%	See Attachment 1D

Business Unit/Department Objectives	25%

Total Weighting	100%

Attachment 1A

2014 Production

Business Unit	Threshold	Target	Outstanding

Company (% Growth/Share)	-8%	2%	12%
Total (BCFE)	56.0	62.3	68.5
Gas (MMCF)	26,815	29,794	32,773
Oil/Condensate (MBbls)	1,453	1,614	1,775
NGL (MBbls)	992	1,102	1,212

Mid-Continent Region (BCFE)	39.6	44.0	48.4
Gas (MMCF)	26,675	29,639	32,603
Oil/Condensate (MBbls)	372	413	454
NGL (MBbls)	977	1,086	1,195

Southern Region (BCFE)	16.4	18.3	20.1
Gas (MMCF)	140	155	170
Oil/Condensate (MBbls)	1,080	1,200	1,320
NGL (MBbls)	14	16	18

Awards to participants in the Mid-Continent and Southern business units will be based on the performance of the business unit in which they work.  Awards to participants in the corporate departments will be based on total Company results.

The Threshold, Target and Outstanding objectives are directly related to the 2014 capital expenditures plan of $299 million, as approved by the Forest Oil Corporation Board of Directors.  To the extent that (i) the Company incurs more or less than $299 million in capital expenditures in 2014, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee may adjust the objectives appropriately.

For purposes of computing equivalent production, the following economic ratios will apply (a) 15:1 for oil/condensate to gas and (b) 7.5:1 for natural gas liquids to gas.

Attachment 1B

2014 Reserve Additions

Business Unit	Threshold	Target	Outstanding

Company (%Growth/Share)	8%	12%	16%
Total (BCFE)	131.3	154.4	177.6
Gas (MMCF)	44,285	52,100	59,915
Oil/Condensate (MBbls)	4,243	4,992	5,741
NGL (MBbls)	3,114	3,664	4,214

Mid-Continent Region (BCFE)	82.9	97.5	112.1
Gas (MMCF)	43,621	51,319	59,017
Oil/Condensate (MBbls)	1,095	1,288	1,481
NGL (MBbls)	3,045	3,582	4,119

Southern Region (BCFE)	48.4	56.9	65.5
Gas (MMCF)	664	781	898
Oil/Condensate (MBbls)	3,148	3,703	4,258
NGL (MBbls)	70	82	94

Awards to participants in the Mid-Continent Region and Southern Region business units will be based on the performance of the business unit in which they work.  Awards to participants in corporate departments will be based on total Company results.

The Threshold, Target, and Outstanding objectives are directly related to the 2014 capital expenditures plan of $299 million as approved by the Forest Oil Corporation Board of Directors.  To the extent that (i) the Company incurs more or less than $299 million in capital expenditures in 2014, or (ii) oil and gas prices are materially different from those assumed in the foregoing plan, management and the Compensation Committee may adjust the objectives appropriately.

For purposes of computing equivalent reserves, the following economic ratios will apply (a) 15:1 for oil/condensate to gas and (b) 7.5:1 for natural gas liquids to gas.

Attachment 1C

2014 Capital Budget Adherence

($MM)

Target

Company	$298.7

Development Capital: Drilling and Completions: $247 Million Recompletions: $11 Million
Leasehold, Seismic, Maintenance and P&A: $20 Million
Capitalized Overhead: $21 Million

Mid-Continent Region	$184.3

Southern Region	$114.4

Board-approved adjustments to the approved 2014 Capital Budget or work program upon which the approved budget is based will result in corresponding adjustments to the target measures. At the Company level, the Board must approve changes to each category of expense under the capital budget before such an adjustment will occur.

Awards to participants in the Mid-Continent and Southern Region business units will be based on the performance of the business unit in which they work.  Awards to participants in corporate departments will be based on total Company results.

Attachment 1D

2014 Rate-of-Return on Company Drilling Capital

	Threshold	Target	Outstanding

Company	15%	20%	25%

The Rate-of-Return (“ROR”) on Drilling Capital results for the Company will comprise the consolidated results of the Mid-Continent Region and Southern Region business units.

Awards to participants in the Mid-Continent Region and Southern Region business units as well as participants in corporate departments will be based on total Company results.